Exhibit 10.30

June 1, 2001

Leo Gu
[address]

Re:	Notification Under the Worker Adjustment and Retraining Notification Act (“WARN Act”) and Offer of Severance Package

Dear Leo:

This Letter Agreement (the “Letter Agreement”) is to inform you in advance that IntraBiotics Pharmaceuticals, Inc. (the “Company”) is restructuring its workforce at its facilities located at 2021 Stierlin Court, Mountain View, California and 1245 Terra Bella, Mountain View, California.  This restructuring constitutes a “mass layoff” under the WARN Act.

Due to this restructuring, you will be laid off.  Your employment termination is currently scheduled to occur onAugust 31, 2001 (the “Separation Date”).  Until the Separation Date, you will remain an employee of the Company, and you will be paid your current base salary (less all applicable deductions and withholdings) in accordance with the Company’s normally scheduled payroll dates.  In addition, you will remain eligible for those benefits provided under the Company’s employee benefit plans.  On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation through the Separation Date, subject to standard payroll deductions and withholdings.  There are no bumping rights.  The layoff is expected to be permanent.

From now until the Separation Date, the Company asks that you continue to report for work.  You will be asked to provide services to the Company to aid in this transition period. Your exact duties will be jointly determined by you and the Company during the week of June 4, 2001 and set forth in writing.

Moreover, if you are still employed by the Company on the Separation Date, and if on or after the Separation Date you sign and (without revoking your signature) deliver to the Company a Confidential Separation and Release Agreement in a form substantially similar to the document attached hereto as Exhibit A, the Company will provide you with the following “Severance Package” benefits: (i) if after the Separation Date you timely elect to continue your health insurance benefits through COBRA coverage, the Company will pay for six (6) months of such COBRA coverage at no cost to you; (ii) the Company will accelerate six (6) months vesting of all unvested stock options from the Separation Date; and (iii) the Company will pay you in a single lump sum an amount equivalent to six (6) months of your current base salary, less all applicable deductions and withholdings within fifteen (15) days of the Separation Date.  If your employment is terminated prior to the Separation Date and such termination constitutes an Involuntary Termination Without Cause (as defined below) or a Constructive Termination (as defined below), then you shall receive a cash payment equal to your base salary as if you continued to be employed from the date of your termination through February 28, 2002.
For purposes of this Letter Agreement, “Constructive Termination” means that you voluntarily terminate your employment with the Company after:

(i)         the assignment to you of any duties or responsibilities that result in a significant diminution in your function as in effect on June 1, 2001; provided, however, that a mere change in your title or reporting relationships shall not constitute a Constructive Termination;

(ii)        a reduction by the Company in your current base salary by five percent (5%) or more; provided, however, that a reduction by the Company of your current base salary by up to ten percent (10%) shall not constitute a Constructive Termination for purposes of this Letter Agreement if it is made in connection with an across-the-board reduction by the Company of all employees’ annual base salaries by a percentage at least equal to the percentage by which your current base salary is reduced;

(iii)       a relocation of your business office to a location that requires you to commute more than thirty-five (35) miles each way, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to June 1, 2001; provided, however, that no relocation of your business office shall constitute a Constructive Termination for purposes of this Letter Agreement if you provide services to the Company from a remote location (e.g., through telecommuting) at the time of the relocation;

(iv)        a material breach by the Company of any provision of this Letter Agreement; or

(v)         any failure by the Company to obtain the assumption of these benefits by any successor or assign of the Company.

For purposes of this Letter Agreement, “Involuntary Termination Without Cause” means your dismissal or discharge for reasons other than Cause.  For this purpose, “Cause” means that, in the reasonable determination of the Company, that you have:

(i)         been indicted for or convicted of or pleaded guilty or no contest to any felony or any crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;

(ii)        participated in any fraud against the Company;

(iii)       willfully and materially breached a Company policy;

(iv)        intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company;

(v)         willfully and materially breached your obligations under your IntraBiotics’ Employment, Confidential Information And Invention Assignment Agreement;

(vi)        engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve; or

(vii)      demonstrated a continued pattern of substantial nonperformance of your duties.

Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii), (vi) or (vii) above unless the conduct described in such clause has not been cured within fifteen (15) days following your receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

If you voluntarily leave the Company before the Separation Date (other than in a Constructive Termination), or if you are terminated for Cause before the Separation Date, no part of the Severance Package is earned or payable.

This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise, warranty, or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If you have any questions, the name and telephone number of the Company’s official to contact for further information is:

                                        Ray Mendonca
                                        Director, Human Resources
                                        IntraBiotics Pharmaceuticals, Inc.
                                        (650) 567-6650

I want to thank you personally for your contributions to IntraBiotics Pharmaceuticals, Inc., and thank you in advance for your assistance during the Transition Period.

Sincerely,

INTRABIOTICS PHARMACEUTICALS, INC.

Kenneth Kelley, President & Chief Executive Officer

Exhibit A – General Waiver and Release Agreement

AGREED AND ACCEPTED:

Dated:                                               , 2001